Exhibit 19
NETSCOUT SYSTEMS, INC.
AMENDED AND RESTATED
INSIDER TRADING AND TRADING WINDOW POLICY
May 3, 2023
Because our stock is publicly traded, you must comply with the provisions of federal and state securities laws and with our policies. During the course of your relationship with NetScout Systems, Inc. (“NetScout” or “Company”), you will learn information about us that is not publicly known. It is illegal for you to buy or sell our stock or the stock of companies working with NetScout, on the basis of material, non-public information. It is also illegal for you to pass such information on to others who use it to buy or sell our stock.
Covered Persons
This policy applies to all Section 16 officers (“Officers”), employees, consultants, and contractors of NetScout, as well as to each member of NetScout’s Board of Directors (“Directors”). This policy also applies to family members and other household members of those covered by this policy and companies controlled by those covered by this policy. The Company will also not transact in its own securities, except in compliance with applicable securities laws.
Statement of Policy
This policy prohibits not only illegal activities, but also other trading activities that may not be illegal. These additional restrictions are designed to protect both you and us from even the appearance of improper activity. Our policy is as follows:
1.You may not trade our stock while you possess information about NetScout that is both material and non-public. Material information is information that a reasonable person would consider important in deciding whether to buy or sell our stock. For example, material information may include (but is not limited to) material financial results, merger or acquisition news, strategic partnerships, joint venture developments, litigation filings or results, governmental actions or investigations, internal investigations, cybersecurity or data privacy incidents, or key personnel hires or departures. Non-public information is information that has not been announced publicly, such as by press release, conference call, public filing, or similar means of public dissemination. You must wait until two full trading days have passed after the information is publicly announced before you can trade. For example, if the information is publicly announced on a Tuesday after market, you cannot trade until Friday. In addition, you are not allowed to buy or sell stock during any Blackout Period described in Section 4.
2.You may not discuss material, non-public information about NetScout with anyone outside NetScout. This prohibition covers spouses, family members, friends, business associates, and persons with whom we are doing business (except to the extent that such persons are covered by a non-disclosure agreement or have a duty of trust and confidence to NetScout and such discussion is necessary to accomplish a business purpose of NetScout).

Exhibit 19
3.You may buy or sell our stock or enter into or sell stock under an order only when the trading window period is open (i.e., the Company is not in a Blackout Period) and when you do not possess material, non-public information about NetScout.
4.Trading window periods are those periods of time during which employees, contractors, and consultants can, potentially, trade our stock, so long as they are not in possession of material, non-public information. At these times, the “window” is said to be “open.” Our standard “Blackout Period” commences at the close of business on the 15th day of the last month of each quarter and ends at the close of business two trading days after the public announcement of earnings for the quarter. Additional Blackout Periods may be imposed, or existing Blackout Periods may be extended. Usually this will occur when the Company is imminently considering some significant decision (e.g., a public offering of securities, an acquisition, or a major commercial transaction). At those times you will receive a separate communication from the Company advising of the commencement of a special Blackout Period or extension of a regular Blackout Period, during which time the window will become or remain “closed.” This type of announcement is generally made via email. You may not trade when the trading window is closed, even if you do not possess any material, non-public information.
5.You may not trade derivative securities of NetScout at any time. Derivative securities are securities other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. These are different from employee stock options (which we currently do not grant, as we currently use restricted stock units), which are not considered derivative securities for these purposes. This prohibition includes purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock or other equity securities, including, but not limited to, put options, call options, exchange funds, prepaid variable forward contracts, equity swaps, collars, and other derivative instruments, or through the establishment of a short position in the Company’s securities.
6.You may not engage in short selling of our securities, purchase our securities on margin, or hold them in a margin account at any time, or otherwise pledge our securities as collateral for a loan. Selling short includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the stock price will decrease during the period of borrowing. Purchasing our securities on margin is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.
[Section 7 Applicable to Officers and Directors Only] NetScout’s Officers and Directors may not engage in any transaction in the Company’s securities, including, but not limited to, any purchase or sale in the open market, loan, or other transfer of beneficial ownership (except for bona fide gifts and certain transfers to and within trusts, for estate planning purposes) without first obtaining written pre-clearance of the transaction from the Company’s General Counsel, or, if the General Counsel is not available, the Company’s Chief Financial Officer (each, a “Clearing Officer”) at least three business days in advance of the proposed transaction.
The Officer or Director making the request to the Clearing Officer must confirm in writing (which may be in a form requested by the Clearing Officer) that he or she does not have any material, non-public information and provide any additional information requested by the

Exhibit 19
Clearing Officer. The Clearing Officer will then determine whether the transaction may proceed, and, if so, will communicate this approval in writing or via e-mail and direct the Officer or Director to assist in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. The Clearing Officer reserves the right to withhold pre-clearance of any transaction if the Clearing Officer determines such transaction fails to comply with or is inconsistent with this policy; may expose the Company or the Officer and Director to liability under any other applicable state or federal rule, regulation or law; may create any appearance of impropriety; or otherwise fails to satisfy review by the Clearing Officer for any reason. Pre-cleared transactions not completed within three business days shall require new pre-clearance under the provisions of this paragraph. The Clearing Officer may, at its discretion, shorten such period of time or revoke such pre-clearance. Further, under no circumstance may a precleared transaction occur if the Officer or Director becomes aware of material non-public information or becomes subject to a Blackout Period prior to the execution of a transaction. Notwithstanding the prohibitions above, to avoid the appearance, or claim, of insider trading, Officers and Directors may enter into written trading plans, pursuant to Rule 10b5-1(c) of the Securities Exchange Act of 1934 (each, a “10b5-1 Plan”) that comply with the requirements of our Director and Officer 10b5-1 Plan Policy, which is attached as Exhibit A. Director and Officer transactions pursuant to 10b5-1 Plans and/or pre-cleared transactions, as applicable, may only occur during open trading windows as described in this policy. The Clearing Officer will maintain a log of discretionary trade pre-clearances given to Officers and Directors.
Advance notice of bona fide gifts of shares and transfers to and within trusts for estate planning purposes shall be given to a Clearing Officer in accordance with this Section 7, but shall not be subject to the pre-clearance requirements set forth above (unless the Officer or Director has reason to believe that the recipient intends to transact in the Company’s securities while the Director or Officer is aware of material nonpublic information about the Company or the Company is in a Blackout Period). A “bona fide gift” is a gift or donation that is not required or inspired by any legal duty, is not in any sense a payment to settle a debt or other obligation, and is not made with the thought of reward for past services or hope for future consideration. Officers and Directors should give advance notice of upcoming transactions to be effected, pursuant to an established 10b5-1 Plan. Upon completion of any transaction, the Officer or Director must immediately notify the Clearing Officer.
7.Your participation in social media forums, “chat rooms,” or other electronic discussion groups or contributions to blogs, bulletin boards, or other social media concerning the activities of NetScout may be restricted, as set out in our Social Networks and Social Media policy, and except as permitted in connection with discussions about employment-related facts protected by the National Labor Relations Act.
8.The restrictions above also apply with respect to other companies to the extent you have learned material, non-public information about these companies as a result of your role with NetScout.
Trading activities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or that are small transactions are not exempted from this policy, because insider trading laws do not recognize any mitigating circumstances.
Consequences of Violations

Exhibit 19
Violations of either the insider trading laws or this policy are serious matters. The U.S. Securities and Exchange Commission and the stock exchanges monitor stock trading and routinely investigate suspicious activity. The penalties for violating the insider trading laws are severe (including fines and imprisonment), and even having to respond to an investigation can result in significant legal expenses and unwanted negative publicity for both you and us.
In addition, violation of this policy may result in severe personnel action, up to and including termination of your employment or other relationship with us. Directors who violate the principles set forth in this Policy may be asked to resign from the Board of Directors or may not be renominated.
In determining consequences resulting from a violation of this Policy, NetScout’s General Counsel will consider a number of factors including, but not limited to, the individual’s culpability; the individual’s cooperation with the investigation; the individual’s past violations, if any; consistency with consequences for other violations, if any; the availability of restitution; penalties assessed by regulators; the need for deterrence; and the extent of the harm to the Company, including the impact on the Company’s culture.
Additional Information and Questions
If you have any questions about any aspect of this policy, you are encouraged to contact your local HR representative, supervisor, or legal department. We also encourage you to refer to the “Frequently Asked Questions” document, which is attached to, and which forms a part of, this policy.

Exhibit 19

NETSCOUT SYSTEMS, INC.
AMENDED AND RESTATED
INSIDER TRADING AND TRADING WINDOW POLICY
Frequently Asked Questions
(“FAQ”)
1.What is insider trading?
A: Insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone in possession of material, nonpublic information. Insider trading also includes trading in options (puts and calls) the price of which is linked to the underlying price of a company’s stock. It does not matter how many shares you buy or sell, or whether your trade has an effect on the stock price – if you have material, non-public information and you trade, you have broken the law.
2.Why is insider trading illegal?
A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the marketplace. Requiring those who have such information to disclose (the information to the public) or abstain (from trading) ensures an even playing field.
3.What is material, non-public information?
A: Information is material if it would influence a reasonable investor to buy or sell a stock, bond or other security. This could mean many things, including, but not limited to, financial results or projections, merger or acquisition news, strategic partnerships, joint venture developments, litigation filings or results, governmental actions or investigations, internal investigations, or key personnel hires or departures, significant incidents involving cybersecurity or data privacy, etc. Information is non-public if it has not yet been released and disseminated to the public.
4.Who can be guilty of insider trading?
A: Anyone who buys or sells a security while in possession of material, non-public information. It does not matter if you are not an executive officer or director, or even if you do not work at NetScout Systems, Inc. (“NetScout” or “Company”) – if you know something material about the value of a security that not everyone else does, regardless of who you are, you can be found guilty of insider trading.
5.What if I work in a foreign office?
A: There is no difference. The policy and law applies to you. As a NetScout employee, our policies apply to you no matter where in the world you work. Also, because our common stock trades on a United States securities exchange, the insider trading laws of the United States apply. The U.S. Securities and Exchange Commission (a U.S. government agency in charge of investor

Exhibit 19
protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. exchanges) routinely investigate trading in U.S.-based companies’ securities conducted by internationally-based individuals and firms.
6.What if I don’t buy or sell anything, but I tell someone else the information and they buy or sell?
A: That is called “tipping.” You are the “tipper,” and the other person is called the “tippee.” If the tippee buys or sells based on that material, nonpublic information, you might still be guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members might be guilty of insider trading too. As a result, you should not discuss material, non-public information about NetScout with anyone outside NetScout, including spouses, family members, friends, or business associates. This includes anonymous discussion on the Internet about NetScout or companies with which NetScout does business.
7.What if I don’t tell them the information itself, I just tell them whether they should buy or sell?
A: That may still be tipping, and you can still be found guilty of insider trading. You should not share material, non-public information about NetScout with anyone who is not employed by the Company. Due to the complexity of the laws, it is safer for you to refrain from recommending to another person that they buy, hold or sell our common stock or any derivative security related to our common stock.
8.What are the penalties if I trade on inside information, or tip off someone else?
A: Anyone found liable in a civil case for trading on inside information may need to pay the U.S. government an amount equal to any profit made or any loss avoided and may also face a penalty of up to three times this amount. Persons found liable for tipping inside information, even if they did not trade themselves, may also face a penalty of up to three times the amount of any profit gained or loss avoided by everyone in the chain of tippees. In addition, anyone convicted of criminal insider trading can face prison terms and additional fines.
9.What is “loss avoided”?
A: If you sell a common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.
10.Am I restricted from trading securities of any companies other than NetScout (for example a customer or competitor of NetScout)?
A: Yes. U.S. insider trading laws restrict anyone from trading in any company’s securities based on material nonpublic information about that company, regardless of whether the person is directly connected with that company. You should be conscious of this restriction if, through your position at NetScout, you obtain sensitive, material information about other companies and their business dealings with NetScout.
11.So if I do not trade NetScout securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear under this policy, right?

Exhibit 19
A: No. To avoid an appearance of impropriety, this policy imposes other restrictions, for example, on margin trading or with regard to trading windows. Please ensure that you are familiar with all of the provisions of the Amended and Restated Insider Trading and Trading Window Policy, including this FAQ. Like many other public companies, our policies are stricter than the law may require (for example, with respect to derivatives, margin calls, and trading windows) so that we and our employees can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.
12.If I am aware of product developments that have not been announced to the public, do I possess material non-public information?
A: In most circumstances, NetScout does not consider product developments to be material information that would require the closing of the trading window with respect to those individuals who are aware of these developments. However, there are circumstances where a new product in development or issues with respect to current or past products (such as defects) could be so significant that it constitutes material non-public information.
13.So when can I buy or sell NetScout securities?
A: According to our policies, if you have material, non-public information, you may not buy or sell our common stock until the third trading day after that information is released or announced. At that point, the information is considered public. Even if you do not have material, non-public information, you may not trade in our common stock during any trading Blackout Period. Please refer to the Amended and Restated Insider Trading and Trading Window Policy for a description of the Company’s standard Blackout Period.
14.If I have an open order to buy or sell NetScout securities on the date the trading window closes, my broker will cancel the open order and won’t execute the trade, right?
A: No. If you have any open orders at the time the trading window closes, except pursuant to a 10b5-1 Plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after the trading window closes, it is a violation of our insider trading policy and may also be a violation of the insider trading laws.
15.Who is subject to Company’s 10b5-1 Plan Policy?
A. Only Directors and Officers are subject to the requirements of the Director and Officer 10b5-1 Plan Policy. However, if you are not a Director or Officer and you wish to enter into a 10b5-1 Plan, we recommend that you work with your broker to adopt a 10b5-1 Plan that complies with applicable securities law requirements.

16.Why does NetScout prohibit trading in derivative securities and short selling?
A: Under our policies, you may not trade in derivative securities related to our common stock, which includes, but is not limited to, publicly-traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time. Many companies have adopted such policies because such practices attempt to benefit from a relatively low-cost method of trading on short-term swings in stock prices (without actually holding the underlying common stock) and encourage speculative trading. For this reason, we have decided to prohibit employees from such trading. In addition, “shorting” a stock means that you expect the price of

Exhibit 19
the stock to decline. As we are dedicated to building stockholder value, short selling our common stock is adverse to our stated values and would not be received well by our stockholders.
17.Why does NetScout prohibit me from purchasing NetScout securities on margin or holding them in a margin account?
A: Margin loans are subject to a margin call whether or not you possess insider information at the time of the call and whether or not the call occurs during a trading blackout period. If your margin call occurs at a time when you had insider information and you could not or did not supply other collateral, you and NetScout could be subject to litigation based on the sale of the stock (through the margin call) when you possessed material, non-public information. The sale would be attributed to you even though the lender made the ultimate determination to sell. The U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral, and you are therefore responsible for the sale.
18.Am I subject to the trading blackout period if I am no longer an employee of NetScout?
A: It depends. If your employment with NetScout ends on a day that the trading window is closed, you will be subject to the trading blackout period then in effect. If your employment with NetScout ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave NetScout, you should not trade in NetScout securities if you possess material nonpublic information.
19.What if I purchased publicly-traded options or other derivative securities of NetScout before I became a NetScout employee (or contractor or consultant)?
A: You may exercise the publicly-traded options at any time, but you may not sell such securities during a trading blackout period or at any time that you have material, non-public information. When you become a NetScout employee, you must report to our Human Resources Department that you hold such publicly traded options or other derivative securities.
20.Are mutual fund shares holding NetScout subject to the trading blackout periods?
A: No. You may trade in mutual funds holding our common stock at any time.
21.What happens if I violate our insider trading policy?
A: Violation of our insider trading policy may result in severe personnel action, up to and including termination of your employment or other relationship with NetScout. Directors who violate our insider trading policy may be asked to resign from the Board of Directors or not renominated.
22.Who should I contact if I have questions about our insider trading policy?
A: You should contact your local HR representative, supervisor, or the legal department.

Exhibit 19

EXHIBIT A
NETSCOUT SYSTEMS, INC.
DIRECTOR AND OFFICER 10B5-1 PLAN POLICY
The Board of Directors (“Board”) of NetScout Systems, Inc. (“NetScout” or “Company”) has adopted this Director and Officer 10b5-1 Plan Policy (the “Policy”) to align the interests of Directors and Officers (as defined below) to protect the Company, Directors, and Officers from the appearance of impropriety or accusations of trading on inside information, while still allowing Directors and Officers to realize value from their equity holdings in the Company and sell Company securities for asset diversification on a planned basis.
Applicability of Policy
This Policy applies to each member of the Board (each, a “Director” and collectively, the “Directors”) and the Company’s Section 16 officers (“Officers”). The Board requests that Directors and Officers trade NetScout securities only under written trading plans that comply with the affirmative defense set forth in Rule 10b5-1 of the Securities Exchange Act of 1934 (“10b5-1 Plans”) or in accordance with the pre-clearance procedures established in the Company’s Amended and Restated Insider Trading and Trading Window Policy.
Pre-Clearance of 10b5-1 Plan
Proposed 10b5-1 Plans must be submitted to the Company’s General Counsel, or if not available, the Chief Financial Officer, for review and approval at least five (5) business days prior to implementation.
Minimum Requirements
At a minimum, a 10b5-1 Plan must:
(1)be a binding, written contract that instructs a third party to execute transactions in NetScout securities for the Director or Officer’s account;
(2)(i) specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; (ii) include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; or (iii) not permit the Director or Officer to exercise any influence over how, when or whether to effect the transactions under the 10b5-1 Plan, provided that any other person who, pursuant to the 10b5-1 Plan, did exercise such influence must not have been aware of material nonpublic information when doing so; and
(3)include a representation that as of the date the 10b5-1 Plan is enacted or modified, (i) the Director or Officer is not aware of any material, nonpublic information concerning NetScout and (ii) the Director or Officer is entering into the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

Exhibit 19
In addition, Directors and Officers must act in good faith with respect to such 10b5-1 Plan throughout the duration of the 10b5-1 Plan.
Timing of Implementation or Modification
10b5-1 Plans may be established or modified only at times when the Director or Officer is not in possession of material, non-public information and the Company is in an open trading window period pursuant to the terms of the Company’s Amended and Restated Insider Trading and Trading Window Policy.
Timing of Trading Under 10b5-1 Plans
No purchase or sale under a 10b5-1 Plan (including any modified 10b5-1 Plan as described below) may occur until the later of: (1) 90 days after the adoption of plan or (2) two business days following the disclosure in a periodic report of the Company’s financial results for the fiscal quarter in which the plan was adopted (but not to exceed 120 days following the adoption of the plan).
No Overlapping Plans
A Director or Officer may not have more than one 10b5-1 Plan in effect that includes trades that occur during the same time period, except as otherwise permitted by Rule 10b5-1.
Limit on Single Trade Plans
A Director or Officer may not have more than one single-trade 10b5-1 Plan in effect in any twelve (12) month period.
Modifications to 10b5-1 Plans
A modification to an existing 10b5-1 Plan is considered a termination of such plan and the adoption of a new 10b5-1 Plan, which requires complying with all the requirements in this Policy that apply to adopting a new plan. For this purpose, a modification includes a modification to the amount, price or timing of the purchase or sale of the securities or a modification to a written formula/algorithm that affects the amount, price or timing of the purchase or sale of the securities.
Termination of 10b5-1 Plans
Directors and Officers may terminate their 10b5-1 Plans at any time, including during a blackout period but they must comply with all the requirements in this Policy that apply to adopting a new plan.
Broker Compliance
Plans must be filed with the Director of Tax and Equity or Controller for monitoring of brokers’ compliance. Directors and Officers are requested to use the Company’s designated broker for ease of administration, but may use a broker of their choice.
Compliance with Trading Windows
Transactions pursuant to 10b5-1 Plans may only occur during open trading windows as described in the Company’s Amended and Restated Insider Trading and Trading Window Policy.

Exhibit 19
Compliance with Law
Director and Officer 10b5-1 Plans must comply with applicable, then-current Securities and Exchange Commission regulations.
Pre-Transaction Notification
Advance notice of upcoming transactions to be effected, pursuant to an established 10b5-1 Plan should also be given to a Clearing Officer (as defined in the Company’s Amended and Restated Insider Trading and Trading Window Policy). The Clearing Officer will then direct the proper Company employee to assist in complying with the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended.
Amendments to Policy
This Policy is subject to amendments, from time to time, as the Board deems appropriate.